Exhibit 99.1

Ryerson 227 W. Monroe St. 27th Floor Chicago, Illinois 60606 312 292 5000 www.ryerson.com	PRESS RELEASE

For additional information contact:

Roger Lindsay

Ryerson Inc.

312-292-5040

roger.lindsay@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON NAMES EDWARD J. LEHNER AS CHIEF FINANCIAL OFFICER

CHICAGO, IL – July 2, 2012 – Ryerson, a leading processor and distributor of metals in North America, today announced the appointment of Edward J. Lehner to the position of Executive Vice President and Chief Financial Officer (CFO), effective August 1, 2012. Mr. Lehner, 46, was most recently CFO at PSC Metals. He replaces William S. Johnson, 55, who has been acting as interim Ryerson CFO since April 12, 2012.

“We conducted an extensive search to find the best candidate who could help accelerate both our strategic imperatives and the continued transformation of our financial performance,” said Ryerson Chief Executive Officer Mike Arnold. “Eddie brings 20 years of experience in general management, strong financial controls, supply chain development and management, as well as a deep understanding of the operational side of the metals industry. We welcome him to the Ryerson team.”

“In recent months we have been fortunate to have the services of industry veteran Bill Johnson who has been serving as CFO on an interim basis. After Eddie’s appointment as CFO, Bill will stay onboard, in a consultative role, for a period long enough to ensure a smooth and seamless transition,” said Mr. Arnold.

Mr. Lehner’s career began in 1989 with Deloitte Touche Tohmatsu Ltd. in the audit, tax and IT practice in New York. In 1992 he joined Nucor and spent 10 years in various financial and operational roles including Group Controller and Director of Supply Chain and Logistics.

Ryerson 227 W. Monroe St. 27th Floor Chicago, Illinois 60606 312 292 5000 www.ryerson.com	PRESS RELEASE

After leaving Nucor Mr. Lehner held several senior financial and general management roles for Birmingham Steel, Inc., Laurel Steel, SeverCorr and Greenseed Holdings, LLC.

Mr. Lehner holds a Bachelor of Arts degree in Accounting from the University of Cincinnati and is a Certified Public Accountant. Memberships include Financial Executives International, Association for Corporate Growth and the Turnaround Management Association. Mr. Lehner will be based at Ryerson’s Chicago Headquarters.

About Ryerson Inc.

Ryerson Inc., a Platinum Equity company, is a leading North American processor and distributor of metals, with operations in the United States, Mexico, Canada, China and Brazil. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.

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